NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of the following securities issued by PowerShares Exchange-Traded Fund Trust II (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

PowerShares FTSE RAFI Japan Portfolio (suspended: 12/15/2010) symbol: PJO

PowerShares FTSE RAFI Europe Portfolio (suspended: 12/15/2010) symbol: PEF

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that issuer determined to liquidate the above issues. Accordingly, trading in the issues were suspended before the opening on December 15, 2010.